UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                     MARCH 4, 2005

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA	L6T 5P6

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                     905-863-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

Nortel Networks Corporation, or NNC, entered into an agreement with Gary L. Daichendt, effective March 4, 2005, in connection with Mr. Daichendt’s appointment as president and chief operating officer of NNC and the registrant. The material terms of the agreement are described under Item 5.02 of this Form 8-K and such description is incorporated herein by reference.

Item 5.02(b)(c)   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As announced on March 4, 2005 by Nortel Networks Corporation, or NNC, William A. Owens, currently president and chief executive officer of NNC and the registrant, will become vice-chairman and chief executive officer of NNC and the registrant, effective March 14, 2005.

***

As also announced on March 4, 2005 by NNC, Peter W. Currie, originally appointed chief financial officer of NNC and the registrant effective February 14, 2005, will become executive vice-president and chief financial officer of NNC and the registrant, effective March 14, 2005.

***

As also announced on March 4, 2005 by NNC, Gary L. Daichendt, 53, has been appointed president and chief operating officer of NNC and the registrant, effective March 14, 2005. NNC entered into an employment agreement with Mr. Daichendt in connection with his appointment as president and chief operating officer, and sets forth certain terms of Mr. Daichendt’s employment. The agreement provides that Mr. Daichendt will receive a base salary of US$800,000 (per annum). Mr. Daichendt will be eligible for a target annual bonus of 125% of base salary under the annual bonus plan of the registrant (the Nortel Networks Limited SUCCESS Incentive Plan, or the SUCCESS Plan), based on the generally applicable performance criteria under such plan. For 2005, Mr. Daichendt will receive a guaranteed annual bonus under the SUCCESS Plan of at least 125% of base salary. The agreement also specifies that, once the suspension on the grant of options caused by the delay of regulatory filings by NNC and the registrant ends, NNC intends to recommend for approval a new hire grant of 500,000 stock options of NNC, subject to the terms and conditions of the applicable stock option plan of NNC. The agreement also provides that NNC intends to award to Mr. Daichendt a 2005 long term incentive package valued at the time of award equivalent to US$3.75 million and conditional upon shareholder and all other required approvals having been obtained prior to the award. Mr. Daichendt will also be eligible to participate in the U.S. employee benefit plans of Nortel Networks Inc. and the Nortel Networks Corporation Executive Retention and Termination Plan, or ERTP, in accordance with the generally applicable terms of such plans. Mr. Daichendt will also, in certain circumstances, be entitled to certain involuntary separation awards in the event certain aspects of his position change after the effective date of his employment or NNC initiates the separation of his employment as president and chief operating officer, although such involuntary separation awards would preclude any awards under the ERTP. Such involuntary separation awards include the equivalent of two years’ base salary and one year of SUCCESS Plan payment at target, and continued vesting of outstanding stock options during the two-year salary continuance period.

Mr. Daichendt was previously employed in the networking and communications industry with Cisco Systems, Inc., or Cisco. At Cisco, he held a number of senior positions. From 1998 to 2000, he was executive vice-president, Worldwide Operations and, prior to that, was senior vice-president, Worldwide Operations (1997 to 1998), senior vice-president, Worldwide Sales (1996 to 1997) and vice-president, Intercontinental Operations (1994 to 1996). Prior to his tenure with Cisco, Mr. Daichendt held a number of other senior positions with technology companies over a number of years, including during his two years with System Software Associates, Inc., eight years with Wang Laboratories, Inc. and ten years with IBM Corporation. Since his departure from Cisco in 2000, Mr. Daichendt has been primarily engaged in investing in private commercial real estate ventures, a mega electronic game center and board positions with technology start-up companies and non-profit organizations.

Nortel Networks Corporation owns all of the registrant’s common shares and the registrant is Nortel Networks Corporation’s principal direct operating subsidiary.

Item 8.01   Other Events

On March 4, 2005, Nortel Networks Corporation issued the press release attached hereto as Exhibit 99.1, and such press release is incorporated by reference herein (other than information included on or linked from the registrant’s website, referenced in such release, which is not incorporated by reference into this report).

Item 9.01   Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release issued by Nortel Networks Corporation on March 4, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ William J. Donovan
William J. Donovan
Senior Vice-President Human Resources

By:	/s/ Gordon A. Davies
Gordon A. Davies
Assistant General Counsel – Securities and Corporate Secretary

Dated: March 9, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Nortel Networks Corporation on March 4, 2005.